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                                                                    Exhibit 15.1

                    Acknowledgement of Independent Auditors


Board of Governors
Medical Inter-Insurance Exchange



We are aware of the inclusion of our report dated September 2, 1998 relating to the unaudited consolidated interim financial statements of Medical Inter-Insurance Exchange and subsidiaries as of and for the six months ended June 30, 1998 included in the Registration Statement dated October 27, 1998 of The MIIX Group, Incorporated for the registration of shares of its common stock.


                                             /s/ Ernst & Young LLP


New York, New York
October 27, 1998